Exhibit 10.45

SOLEY, SABORIO, FALLAS & ASOCIADOS

GRUPO JURIDICO CENTROAMERICANO

Lease Agreement

Cytyc C.R. – Zona Franca Coyol S.A.

(File I of II)

-April 2007-

LEASE AGREEMENT

Entered into at the city of San José, on the 23rd day of the month of April of the year 2007 (“Execution Date”), by and between:

Zona Franca Coyol S.A., corporate identification card number three-one hundred one-four hundred and twenty thousand five hundred twelve, registered in the Mercantile Section of the Public Registry under book five hundred sixty, entry ten thousand three hundred and seventy eight, consecutive one hereon represented by André Garnier Kruse, personal identity card number one-four hundred sixteen-one thousand three hundred forty four, and Álvaro Carballo Pinto, personal identity card number one - five hundred and thirty six - six hundred and fifty five, acting jointly and with sufficient authority for the execution of this lease agreement which legal representation is duly recorded in the Mercantile Section of the Public Registry under book five hundred and sixty five, entry eleven thousand five hundred and ninety two, consecutive one, company acting as Lessor (the “Lessor”), for the one part and for the other,

Cytyc Surgical Products Costa Rica S.A., corporate identification number three-one hundred one - three hundred forty eight thousand seven hundred fifty nine, (the “Lessee”), registered in the Mercantile Section of the Public Registry under book one thousand sis hundred ninety, page one hundred sixty eight, entry two hundred three, represented in this act with enough power by Patrick J. Sullivan, with one last name due to his nationality, married, business man, with Social Security card from the United States of America number three hundred sixty – forty six – five thousand six hundred forty eight, with domicile in the United States of America.

BACKGROUND

Whereas

1.	Whereas, Lessor is the registered owner of a property located in Alajuela, registered in the National Registry as property number 2- 426607- 000, with a total registered area of one million seventy two thousand eight hundred and ninety nine square meters and two decimeters square meters, cadastral map recorded at the Cadastral Office of the National Registry number A-1093438- 2006, hereinafter identified as the “Overall Land”.

2.	Whereas, Lessor is in the process of incorporation of this Overall Land as an Industrial and Business related Condominium; of which an area of thirty thousand four hundred and forty three square meters and forty three square decimeters, identified as FFPI # 24 in Exhibit One attached hereto, will be identified hereinafter as the “Filial Lot”.

3.	Whereas, Lessor filed with the appropriate Free Trade Zone authorities for the status of a Free Zone Park operator to develop and manage the Property (or portions thereof) as a Free Zone Industrial and Business Park, known as “Zona Franca Coyol – Free Zone industrial and Business Park” (the “Park”) and has been authorized to do so by Executive Decree number 252-2006.

4.	Whereas, the Overall Land will be incorporated as a Condominium in accordance with the applicable regulations of the condominium regime.

5.	Whereas, Lessee desires to lease the Filial Lots in which Lessor will build a manufacturing facility and office building, with an approximate construction area of 15,269 square meters [fifteen thousand two hundred and sixty nine square meters], hereinafter referred to as the “Premises”;

Now therefore in consideration of the mutual promises herein made, and the representations, warranties, and covenants herein contained, the Parties have agreed to execute this lease agreement (hereinafter referred to as the “Lease”):

Section One

Rules of Interpretation

1.0. Rules of Interpretation

This Lease shall be strictly construed between Lessor– and Lessee, who hereby agree that the parties have participated fully and equally in the preparation of this Lease Agreement, and that legal counsel was consulted by each before each signed and delivered a counterpart of this Lease to the other parties; except as otherwise expressly provided in this Lease and its Exhibits and other attachments, the singular includes the plural and the plural includes the singular; “or” is not exclusive; a reference to an agreement or other contract includes supplements and amendments thereto to the extent permitted by this Lease; accounting provisions have the meanings assigned to them by law and generally accepted accounting principles and practices applied on a consistent basis; the words “such as”, “include”, “includes” and “including” are not limiting; except as specifically agreed upon in this Lease, any right may be exercised at any time and from time to time and all obligations are continuing obligations throughout the Term; in calculating any time period, the first day shall be excluded and the last day shall be included;

all days are calendar days unless otherwise specified and a “business” day is a calendar day except for Saturdays, Sundays, Costa Rican Holidays and work days canceled because of edict of a Governmental Authority; and the words Governmental Authority means Costa Rican local and governmental agencies, departments, commissions, boards and bureaus, including successors thereto, having jurisdiction over the property.

Section Two

The Premises

2.00 The Premises Description

A. Premises. The Lessor rents out to the Lessee, a manufacturing facility and offices to be built by the Lessor as indicated in Whereas number five to this Agreement, located and described in Exhibit One hereto, and in accordance with the terms and conditions stated herein, hereinafter referred to as “the Premises”, which is accepted by Lessee. The Premises include the building facilities and all improvements thereon, as well as one hundred and four (107) parking spaces adjacent to the building for Lessee’s exclusive use. Such parking spaces shall be outlined by road demarcations according to the country’s standards, and to the plans and specifications that are an integral part of the present Agreement and which have been enclosed as part of Exhibit Five. The parking areas shall be available for use twenty-four (24) hours a day, every day of the year during the Term, and Lessor shall install the illumination corresponding to such parking spaces. Power switches to any illumination that has been installed for the parking spaces, will be located within the Premises in order for Lessee to administer such power. Further, the Lessor shall keep and maintain all Parking Areas in a clean and operational condition.

B. Additional Parking. Lessor has a design for fifty additional parking spaces on the Filial Lot, enclosed as part of Exhibit Five. Therefore, if additional parking spaces are required by the Lessee, then Lessee may build such parking spaces as designed, unless the parties mutually agree that Lessor shall build such additional parking spaces:

i)	If the Lessee is the one who builds such parking spaces, he will do so at his sole cost and expense and in accordance with all applicable Park, Condominium or other construction regulations and requirements. The Lessee will present all construction plans and schedules for such works to the Lessor, and only upon written approval by the Lessor (which approval shall not be unreasonably withheld, conditioned, or delayed), may the Lessee begin all any construction works.

ii)	If Lessor builds such parking spaces, Lessor will charge Lessee for such work upon the actual net cost of performing such work, plus a fee of 7% of such net cost. Parties shall mutually agree if such costs will be covered by Lessee totally when he receives the parking spaces for use, or if the monthly rent will be increased in order to cover such costs. Lessor shall build such parking spaces, in accordance with all applicable Park, Condominium or other construction regulations and requirements.

If additional parking spaces are required by Lessee, and there is no more space to build additional parking spaces within the Filial Lots where the Premises are located, then the Lessor, agrees that up to 100 additional parking spaces shall be available to be constructed for Lessee’s benefit in the Park (and Lessor shall assign such additional spaces in areas within the Park for Lessee’s benefit), and if Lessee desires parking spaces in excess of such 100 additional parking spaces, Lessor shall make available to Lessee such excess parking spaces at a satellite parking area to be located in any other Filial Lot or Property of the Lessor, serviced by a shuttle bus, but shall be located within a radius of a maximum of one kilometer and a half from the Park. The parking spaces shall be assigned in an area to be defined by the Lessor. Additional external parking shall be rented at a rental fee quoted by Lessor, and equal to the current rental fee charged by the Lessor to other tenants and third parties in the Park.

Lessee may decrease the number of leased parking spaces, to the extent that all parking spaces to be returned are not within the filial lots where the Premises are located. In such case, the Lessee shall give a written notice to the Lessor indicating the parking spaces it will not require anymore, and the date since they will stop using them. The notice shall be given at least fifteen calendar days in advance to the termination of usage of the parking spaces. The lease of the parking spaces within the filial lots of the Premises may not be reduced.

C. Appurtenant Rights. As appurtenant to Lessee’s demise of the Premises, Lessee shall have the benefit of all easements and other rights appurtenant to the Premises throughout the term of this Lease. Without limiting the foregoing, the Lessee shall have the right to use any current and future common areas of the Park, as well as any common areas and facilities of a condominium. The use of any common areas and facilities shall, subject to Section 2.01B, be in accordance with the regulations and specifications to be included in the Park’s internal regulations and any governing documents of the condominium regime, attached as Exhibit 3 and Exhibit 4 to this Contract.

2.01 Use

A.- Permitted Use. The Lessee shall have the right, throughout the term of this Lease, to use the Premises exclusively for the installation and operation of a manufacturing facility and warehouse for the production of medical products and offices for such facility, as well as uses ancillary to medical services, including, without limitation, laboratory, research and development (“Contemplated Uses”), and any other uses permitted by applicable legal requirements and the Condominium Bylaws, as hereinafter defined (Exhibit 3 to this Contract). The Lessee will not be able to use the Premises for other purposes different than those agreed, without the express, written and previous authorization from the Lessor. Lessee shall at all times comply with any and all applicable national, municipal and other governmental regulations in the carrying out and execution of its business, including without limitation, Ministry of Health regulations, Free Zone Status regulations and Customs regulations (collectively “Legal Requirements”). The Lessor hereby represents to, and covenants with, the Lessee that: except otherwise established in this contract, the Lessee has the right, without obtaining any further permits or approvals, to use and occupy the Premises for the Contemplated Uses under all applicable Legal Requirements.

B. Condominium Bylaws. A copy of the proposed draft of the Condominium Bylaws is attached as Exhibit Three hereto, and is accepted by Lessee and Lessor. Lessor hereby represents that the final version of such Bylaws shall not be materially different from the draft, and that the final version of such Bylaws, any amendment to them or any resolution based on any amendment to the Bylaws shall not materially adversely affect the rights or obligations of the Lessee under this Lease, and Lessee’s right to use the Premises for the Contemplated Uses, as permitted under this Agreement. Pursuant to articles 23 and 34 of Law Number 7933, “Ley Reguladora de la Propiedad en Condominio” (Law to Regulate Condominium Property), the Lessee shall be required to comply with the Condominium Bylaws. However, Lessor shall give written notice to the Lessee, as indicated in Section 11 herein, whenever a Condominium General Owners Assembly will be held, in order to modify the Condominium By-laws. Such notice shall be given to the Lessee at least thirty (30) calendar days prior to the celebration of such Assembly, and shall include a clear description of the By-laws that are going to be modified. Lessee will then have fifteen (15) calendar days to reply to such notice, indicating the following: i) If all, or any portion of the changes intended will or may adversely affect Lessee ii) A monetary estimation of the costs and damages that Lessee may suffer. Lessor may then decide to take all possible actions to impede such changes, or go forward with them, and previously compensate the Lessee. If the Lessor where to decide to compensate, damages and costs will have to be duly demonstrated and quantified before any such compensation. Besides, such compensation should be paid within the following fifteen days after any modification to such Bylaws is approved. If the Lessee does not reply to the notice in the period given, or if he does not give an estimation for the damages he claims he will suffer, this will be deemed as an acceptance of all changes, and that such changes do not generate any materially adverse damages to Lessee. Lessor also represents and warrants, that in all Condominium Assemblies he will vote against any disposition that could materially adversely affect the rights or obligations of the Lessee under this Agreement only in case such dispositions could eventually affect the rights of the Lessee to use the Premises and Common Areas as indicated in Provision 2.01 of this Contract, or the right to exercise the Expansion Option indicated in Provision 9.01 or impose additional pecuniary obligations to Lessee.

C. Free Trade Zone Regulations. A copy of the proposed draft of the Free Trade Zone Regulations is attached as Exhibit Four hereto. Lessor hereby represents that the final version of such Regulations shall not be materially different from the draft, and shall not materially adversely affect the rights or obligations of the Lessee under this Lease, the Lessee shall be required to comply with the Free Trade Zone Regulations. Lessor covenants and agrees that, unless required by applicable Legal Requirements, it will not consent or agree to any amendment or change in the Free Trade Zone Regulations which could materially adversely affect the rights or obligations of the Lessee under this Agreement.

2.02 Dates of Delivery and Legal Effects of the Lease

A. Definition of Lessor’s Work. The Lessor shall, at Lessor’s sole cost and expense: (i) perform all work (“Lessor’s Premises Work”) necessary to deliver the Premises to the Lessee in the condition described in the plans and specifications listed on Exhibit Five and Exhibit One hereto, and (ii) perform all work (“Lessor’s Common Area Work”) necessary to complete the common areas of the Park in the condition described on the plans and specifications listed on Exhibit Six hereto. Lessor’s Premises Work and Lessor’s Common Area Work are collectively referred to herein as “Lessor’s Work”. Lessor shall have no right to make changes in Lessor’s Premises Work without obtaining Lessee’s prior written approval, that shall not be unreasonably withheld when such changes are indispensable for the performance of Lessor’s Premises Work. Lessor shall be able to make changes in Lessor’s Common Area Work, as long as Lessee is not materially adversely affected. However, if Lessee is able to demonstrate that it has been affected by any such changes by the Lessor, and such effect may be quantified, then Lessor will compensate Lessee for any costs and damages suffered by Lessee as the result of such changes. Lessee shall have the right to request changes in Lessor’s Work, subject to the provisions in Section 2.04.

B. Timing of Lessor’s Work. Lessor shall deliver Lessor’s Work to Lessee in three Phases I, II and III. Works required for the completion of each Phase are defined as set forth in Exhibit Seven hereto. The Timing and Scope Works required for the completion of Lessor’s Deliveries for each phase is as established in such Exhibit Seven.

•	Phase One: Includes all the works to be performed as described in Exhibit Seven and shall be completed on the date set forth in such Exhibit (“Phase I Target Date”)

•	Phase Two: Includes all the works to be performed as described in Exhibit Seven and shall be completed on the date set forth in such Exhibit (“Phase II Target Date”).

•

Phase Three: Includes all the works to be performed as described in Exhibit Seven and including final delivery of external offices, exterior work, and park infrastructure as set forth in Exhibits One, Five, Six1, 5, 6 and Seven7 and shall be completed on the date set forth in Exhibit Seven (“Phase III Target Date”)

Lessor shall give a written-notice to Lessee when Lessor has achieved the completion of each Phase establishing a date and time (not after the following five working days after notification, unless otherwise agreed between the parties) for the Reception Visit to confirm that such Phase has been completed. Time is of the essence for the performance of Lessor’s Work. If Lessee may not show to the Reception Visit, on the date established by Lessor he shall inform so in writing to the Lessor, and indicate a new date and time for such Reception Visit, which will have to be within the five working days after the date of notification given by the Lessor. If the Lessee does not show unjustifiably to the Reception Visit and, on or before the date five (5) business days after the Reception Visit, Lessee do not present to the Lessor a written notice (“Opposition”) objecting to the Lessor’s assertion that it has achieved the Phase of Lessor’s Work in question, it shall be deemed an acceptance of the completion of works to be performed within such Phase.

C. Definitions.

(1) No Phase shall be deemed to be completed unless the portion of the Building completed is watertight. With respect to Phase I, watertight status may be achieved by the temporary measures, rather than permanent measures; provided however, that if Lessor achieves watertight status through those temporary measures in Phase I and II, Lessor shall compensate Lessee from and against any costs or damages to Lessee’s Work arising from water damage.

(2) The “Final Date of Delivery” shall defined as the date when Phase III is complete in accordance with Exhibits One, Five, Six and Seven. Phase III shall not be deemed to be complete unless all of Lessor’s Premises Work and Lessor’s Common Area Work is Substantially Complete, as hereinafter defined. The Final Date of Delivery shall be confirmed by a Premises and Common Area Work Reception Notice, as set forth in Section 2.02D below.

(3) “Substantial Completion” of Lessor’s Premises Work shall be defined as the time when: (i) not less than ninety-five (95%) percent of Lessor’s Premises Work has been completed, and the only remaining work corresponds to the Punch List items, so that the Lessee is capable of using and occupying the Premises, as contemplated hereunder, without any inconvenience or interruption, and (ii) Lessor has obtained, from the governmental authorities having jurisdiction over Lessor’s Premises Work, all permits necessary to enable Lessee to obtain all permits relating to Lessee’s Work, as set forth in Exhibit Two and Seven.

(4) “Substantial Completion” of Lessor’s Common Area Work shall be defined as the time when: (i) not less than ninety-five (95%) percent of all of Lessor’s Common Area Work has been completed, and the only remaining work corresponds to the Punch List items, so that Lessee has proper access to the Premises and all utility services to be used by the Lessee in the Premises are available to Lessee on a continuous basis, (i.e., without limitation, sanitary, primary electrical and water systems, access roads, illumination, and telecommunications shall be complete and in good order and operating condition), and (ii) Lessor has obtained from the governmental authorities having jurisdiction over Lessor’s Common Areas Work, any permits which are necessary to enable Lessee to obtain all permits relating to Lessee’s Work , as set forth in Exhibit Two and Seven.

(5) “Watertight”: For Phase I and II, refers to when the building construction does not present leakage or filtrations that may affect Leasehold Improvements. And for Phase III, refers to when the building construction does not present any leakage or filtration after the application of water flow to the roof of such building constructions as indicated in roof cover Sections of Exhibit One, or due to rain. Besides the aforementioned, building and shell enclosure must be completely free from cracks, open joints or any abnormal or unauthorized pass troughs that connects internal to external areas.

D. Inspection of Lessor’s Work.

(1) Following delivery by Lessor to Lessee of notice that any Phase of Lessor’s Work has been achieved, the Lessor and the Lessee shall inspect the Premises and Common Areas (“Reception Visit”) as indicated in Section 2.02. B above. If the parties determine that completion of a Phase of Lessor’s Work has occurred, they shall jointly sign a reception document that will include the Punch List items (the “Premises and Common Area Work Reception Notice”). On or before the date five (5) business days after the Reception Visit, Lessee may present to the Lessor a written notice (“Opposition”) objecting to the Lessor’s assertion that it has achieved the Phase of Lessor’s Work in question.

(2) Disputes. In the event that there is a dispute as to the achievement of either Date, the Parties agree to submit such dispute to an Engineers and Architects Board Arbitration process, in accordance with the procedural rules of such institution.

(3) Punch List. In case of Acceptance of the Final Date of Delivery, the Lessor and the Lessee shall agree in writing on a list of pending works (hereinafter the “Punch List”) if any. The Punch List shall specify the civil, architectural, mechanical and electrical items that are incomplete which, in the aggregate, are minor in character and do not materially interfere with Lessee’s use or enjoyment of the Premises, the Building, and the Project in accordance with the provisions of this Lease. Any works that have not been completed on the Final Date of Delivery including Punch List items shall be completed by the Lessor within thirty (30) calendar days following the Final Date of Delivery, unless otherwise agreed.

E. Lessor’s Warranty. Lessor hereby warrants that Lessor’s Work shall be performed in a good and workman-like manner, in accordance with the plans and specifications listed on Exhibits One, Five and Six, and in compliance with all applicable Legal Requirements. Notwithstanding anything to the contrary in this Lease, Lessee’s acceptance of the Premises shall not be deemed a waiver of Lessee’s right to have Defects in the Premises repaired at the Lessor’s sole expense. Lessee shall give notice to the Lessor promptly after Lessee becomes aware of any such Defect, and the Lessor shall repair such defect, at no cost to Lessee, immediately.

F. The rights and obligations of the Lessor with regards to the construction of the Premises, and the rights and obligations of the Lessee to occupy the Premises on the Final Date of Delivery, shall be effective upon the execution of this Agreement. Legal effects regarding the use and enjoyment rights, as well as Lessee’s obligations to pay rent and any other rights and obligations as park tenants, shall commence as of the Final Date of Delivery of the Premises, unless otherwise established in this contract.

2.03 Intentionally deleted

2.04 Lessee’s Work and Change of Orders

A. Performance of Lessee’s Work. Upon delivery by the Lessor of Phase One, the Lessee will be able to perform within the Premises, additional construction and installation activities (“Lessee’s Work”). Lessee shall obtain all required construction permits for Lessee’s Work. The Lessee shall be solely responsible to cover any and all costs associated with obtaining such permits, including but not limited to any and all applicable fees and taxes. The performance of Lessee’s

Work shall not be deemed a waiver of any of the obligations under this Agreement to be performed by the Lessor, including but not limited to the completion of the Punch List, except that in the event of a Lessee Delay, as hereinafter defined, the provisions of Section 2.04B shall apply. The Lessor and the Lessee will mutually cooperate, in such manner as either party may reasonably request, so that both Lessor’s Work and Lessee’s Work can be performed in a cost effective and timely manner. Lessee shall deliver to the Lessor:

i)	Offices, Cafeteria and Mezzanine layout freeze by Lessee as described on Exhibit 7, on the date set forth in such Exhibit.

ii)	Offices architectural distribution and specification definition by Lessee, as described on the date set forth in such Exhibit.

iii)	Plans and details regarding floor improvements by Lessee, as described on Exhibit 7, on the date set forth in such Exhibit.

iv)	Floor improvements construction for Phase I, as described on Exhibit 7, on or before the date established in Exhibit 7, provided that Lessor delivers all works and permits required by Lessee to start floor improvements of Phase I on or before the date set forth in such Exhibit.

v)	Floor improvements construction for Phase II, as described on Exhibit 7, on or before the date set forth in such Exhibit., provided that Lessor delivers all works and permits required by Lessee to start floor improvements of Phase II on or the date set forth in such Exhibit.

Lessee’s failure to deliver either item on or before the due date shall be basis for a Lessee’s Delay.

B. Lessee’s Delay. The Lessor shall immediately notify Lessee in writing of any delays (“Lessee Delay”) on the schedule caused by the Lessee or its contractors. Lessee shall not be charged with any period of Lessee Delay which is prior to the time that Lessee receives a written notice of such Lessee Delay. In no event shall Lessee be charged for any period of time as a Lessee Delay to the extent that it is based upon: (i) any act or omission which Lessee has the right to perform under this Lease, (ii) any act or omission of Lessor, or (iii) any cause beyond Lessee’s reasonable control. If Lessor is delayed in the performance of Lessor’s Work by reason of Lessee Delay, then any of Phases I, II or III, which is affected by such Lessee Delay shall be extended by the period that Lessor’s Work is affected by such Lessee Delay, and (ii) Lessor shall be deemed to have achieved the Final Date of Delivery on the date which Lessor would have achieved such Date, but for the occurrence of such Lessee Delay, and Lessee shall begin to pay Rent (as defined in section 3.00 hereof) on that date, as sole compensation for any Lessee’s Delay. Notwithstanding the foregoing, the payment of service fees agreed on clause 3.00 hereof, shall commence as of the Final Date of Delivery (as defined in Section 2.02 hereof). Any delays in the performance of Lessor’s Work caused by changes in Lessor’s Work requested by Lessee (“Lessee Changes”) shall be deemed to be Lessee Delay.

C. Changes. If the Lessee desires that Lessor makes any changes to Lessor Premises Work, “Lessee Change”, he will request them by giving written notice to Lessor in accordance with Section 11. Any proposed Lessee Change shall be subject to Lessor’s prior written approval, which approval shall not be unreasonably withheld. The Lessor will, within five (5) business days of its receipt of any such notice, give the Lessee a written proposal setting forth whether Lessor approves or disapproves of such proposed Lessee Change (and if Lessor disapproves of such proposed Lessee Change, setting forth the reasonable basis for such disapproval) and, if Lessor approves such proposed Lessee Change, Lessor’s proposal as to the impact of such requested Lessee Change on the cost and time of performance of Lessor’s Work. Any increase in the cost of Lessor’s Work arising from a Lessee Change shall be based upon the actual net increase in the cost of performing Lessor’s Work in performing such Lessee’s Change plus a fee of 7% of such net increase in cost. Lessee shall pay to Lessor any such net increase in the cost of Lessor’s Work arising from a Lessee Change on the Final Date of Delivery, unless the parties mutually agree upon payment in another manner (e.g., through an increase in Rent). The Lessee will have five (5) business days after having received the proposal to accept it or deny it. Only with the Lessee’s written confirmation of acceptance of the proposal will the Lessor begin such work. Any delays on Lessors Work, due to a Lessee Change, will be deemed a Lessee Delay.

Lessee may install special systems and equipment in the Premises, which must be in compliance with the Condominium By-laws and resolutions as described in Exhibit 3 and all applicable Legal Requirements. If the Lessee wishes the Lessor to install such special systems and equipment for the Lessee, the installation will be deemed a Lessee Change.

2.05. Lessee’s Remedies in the Event of Delays in Lessor’s Work:

A. Self-Help Rights. If, for any reason other than Lessee Delays, Lessor fails to achieve any Phase on or before the respective Target Date for such Phase, and the Works have not been completed in the following sixty (60) calendar days, in case of Phase I or 30 days for Phases II and III, Lessee shall have the right to give Lessor a written notice that it intends to complete the portion of Lessor’s Work necessary to achieve such delivery, and if Lessor fails to complete such portion of Lessor’s Work within thirty (30) calendar days after Lessor receives such notice, Lessee shall have the right to perform such portion of Lessor’s Work, at Lessor’s expense. If due to the nature of the works it is impossible for the Lessor to finish them in thirty (30) days, it will have to begin all necessary actions in order to finish them, and if it does, it will have an additional reasonable term to finish to be approved by Lessee. If Lessor has not started all actions required in order to do so within fifteen (15) days after Lessor receives such notice, and, in any event, if the Lessor has not completed the work after the additional reasonable term approved by Lessee, then the Lessee will be allowed to complete the Lessor’s Work, at Lessor’s cost and expense. Lessor will reimburse Lessee for the costs so incurred by Lessee, within thirty (30 days) after Lessee delivers to Lessor all invoices corresponding to such costs, that have to be invoices with legal and tax effects in Costa Rica, unless both parties agree that payment is made by means of deduction of the total amount owed for such costs from the next monthly rent payment thereafter due under this Lease and, if such rent payment is not enough, by deducting from the following months, until the complete amount owed and its interests has been credited to the Lessee. Lessee may only take over Lessor’s Work, provided that Lessee does not exercise its right to terminate the Lease. Once the Lessee has taken over Lessor’s Work, Lessor will no longer be responsible for further or new delays not attributable to Lessor.

B. Liquidated Damages.

1. If, for any reason other than Lessee Delays and Force Majeure Lessor fails to achieve delivery of Phase One on or before the Target Date for delivery of Phase One, then Lessor shall pay to Lessee liquidated damages equal in amount to the product of: (i) the number of days between the date that Lessor achieves delivery of Phase One and the Target Date for delivery of Phase One, multiplied by (ii) US $3,986.85 [one day’s Rent]. Provided, however, that such liquidated damages shall only be paid by Lessor if the Lessee does not exercise its right to terminate the Lease. In case Force Majeure delays Lessor’s Work for more than six months, Lessee can exercise its right to terminate the Lease.

2. If, for any reason other than Lessee Delays and Force Majeure, Lessor fails to achieve the Final Date of Delivery on or before the respective Target Date, and such delay continues for over three weeks, then on the anniversary of the three weeks and one day, Lessor shall pay to Lessee liquidated damages equal in amount to the product of: (i) the number of days between such anniversary and the date that Lessor achieves the Target Date for the Final Date of Delivery, multiplied by (ii) US $3,986.85 [one day’s Rent]. Provided however, that such liquidated damages shall only be paid by Lessor if the lessee does not exercise its right to terminate the Lease, and in no event shall Lessee be entitled to collect more than one day’s Rent for liquidated damages for any day of delay. As an example, if Lessor compensated Lessee four weeks of delay after the target day of Phase I, then if there is a delay of the same four weeks at the Final Date of Delivery, then Lessor will not have to compensate such delay, since it has already been compensated. Liquidated damages for Phase II will have to be paid only and exclusively, if delay in delivery of Phase II affects Final Date of Delivery on Target

Date for such Final Date of Delivery. As allowed under Article 705 of Costa Rican Civil Code, the Lessee irrevocably waives its rights to and guarantees and acknowledges that it will not file any lawsuits or claims to recover additional amounts from the Lessor originated in damages caused by a failure to deliver the Premises in a timely manner for causes attributable to the Lessor, its contractors, agents or employees, unless otherwise stated in this Agreement.

In case Force Majeure delays Lessor’s Work for more than six months, Lessee can exercise its right to terminate the Lease.

3. At Lessee’s election, Lessee shall have the right to deduct any liquidated damages due from Lessor to Lessee pursuant to this Section 2.05 from the amount of Rent and other charges due from Lessee to Lessor hereunder.

C. If Lessor fails to achieve any Phase on the date (“Outside Termination Date”) six (6) months after the Target Date for such Phase, Lessee shall have the right to terminate this Lease by giving written notice to Lessor. The Outside Termination Date shall be extended by any period of time that Lessor is delayed in the performance of Lessor’s Work by reasons of Force Majeure, provided that in no event shall the Outside Termination Date occur later than the date nine (9) months after the Target Date for such Phase. If Lessee exercises its termination right pursuant to this Section 2.05C, he will be entitled to the sole compensation indicated as penal sum pursuant to Section 3.03 (Lessor’s Performance Bond).

D. Lessor’s Performance Bond. Lessor’s obligations under this Section 2.05 shall be secured by a Performance Bond delivered by Lessor to Lessee pursuant to Section 3.03.

2.06 Sewage Treatment Plant

The Lessee shall make use of the sewage treatment plant located in the Park, in compliance with the usage regulations included in Exhibit Eight hereto. All other industrial waters or disposals must be treated as applicable Legal Requirements by Lessee at its own cost.

Section Three

Rent, Fees and Lease Term

3.00. Rent and Fees

Rent will be paid in monthly installments. The monthly rent to be paid for the Premises (the “Rent”) by the Lessee shall be one hundred and nineteen thousand six hundred and five dollars with ninety cents (US$ 119,605.90) legal tender of the United States of America, equivalent to:

a)	Seven dollars and seventy five cents (US$7.72) per month for every square meter of the Manufacturing facility, that has an area of twelve thousand square meters,

b)	Thirteen dollars and fifty cents (US$13.50) per month for every square meter of the External Offices, that have an area of eight hundred and eighty four square meters,

c)	Eight dollars and fifty cents (US$8.50) per month for every square meter of a Cafeteria, that has an area of eight hundred and eighty five square meters;

d)	Five dollars (US$5.00) per month for every square meter of an interior Mezzanine structure; and

Lessee shall have the right, within thirty (30) days after the completion of each Phase of Lessor’s Work to measure the Premises jointly with the Lessor, and the measurement method shall be at central axis of walls and columns. If, after such measurement, it is determined that the actual area of the Premises (or any portion) is less than the amounts set forth above, the Rent shall be reduced accordingly. However, Lessee accepts that the total area measured may have a difference of up to two percent (2%) of the area set forth above, and in such case a reduction or increase in Rent will not apply. Any dispute as to such measurement shall be submitted to an Engineers and Architects Board Arbitration process, in accordance with the procedural rules of such institution.

The Lessee shall begin making such payments as of the Final Date of Delivery as defined under Section 2.02 in compliance with the terms and conditions agreed under this Lease. The Rent shall be paid for each month in advance within the first five calendar days of each month, and net of all taxes including but not limited to value added taxes and other than income taxes. If the Final Delivery Date is not on the first day of the month, Rent for the first month will be prorated, so that Lessee only pays Rent for the days remaining for such month to end, counting since the Final Date of Delivery. During the first 45 days of the Lease Agreement, the Lessee has a right to request additional internal offices, of an area of up to one thousand square meters, that shall be charged at a rental fee of six dollars (US$6.00) per month per every square meter.

Every year the monthly Rent shall undergo a three point five percent (3.5%) yearly increase, using as basis for such increase the Rent paid in the last month of the previous twelve month period (“Annual increase Rate”). The first increase will be effective as of the first anniversary of the Final Date of Delivery, and thereafter all yearly increments shall be paid accordingly until the expiration of the Lease.

Rent and any other Payments shall be made in full and in cash, check, or electronic transfer to the Lessor’s account The validity of any form of payment different than cash, will be subject to its approval and final credit in favor of the Lessor by the bank. In case of wire transfers, the Lessee shall notify in writing to the Lessor, the date in which the transfer was executed, and such payment shall be deemed made on the date on which the transfer is credited by the Lessor’s bank to the Lessor’s account. The Lessee must pay all applicable transfer fees or bank charges. For purposes of this Lease, the Lessor’s address shall be the address where payments should be made. In the event that the beginning or end of the term of this Lease is not the first of a month, rent shall be prorated such that the Lessee shall only pay the portion of the rent allocated to the portion of the month the Premises is occupied by the Lessee. Claims pertaining to breach of rent payment are not subject to arbitration.

Except as expressly set forth in this Lease: (i) the Lessee shall make all payments in accordance with this Lease without any deductions, and (ii) in the event the Lessee finds himself obligated to make deductions or withholdings, originated in a value added or sales tax, or any other circumstance that may reduce the amount to be received by the Lessor, the Lessee must increase Rent to an amount that will allow Lessor to receive a net amount equal to the original agreed Rent.

The Lessee shall be solely responsible for the payment of any and all utilities and any other installations or services not included in the Service Agreement. The Lessee shall pay utilities in accordance with applicable fees and usage shall be determined by the meters specifically installed for such purpose by the carriers of these services or the Lessor, as may be the case.

In addition, during the term of this lease, the Lessee shall be solely liable for the payment of monthly service fees in compliance with the Service Agreement that the Lessee has concurrently entered into with the Lessor or current Manager of the Park. The Service Agreement is attached as Exhibit Nine hereto. Service fees under the Service Agreement are currently sixty five cents of dollar (US$ 0.65) per square meter, for a total amount of nine thousand nine hundred and ninety four dollars with eighty five cents (US$ 9,994.85).

All monetary obligations contained herein are part of Lessee’s basic obligation to pay rent, as established under articles twenty five and sixty four of the “Ley General de Arrendamientos Urbanos y Suburbanos” number 7527 and its amendments (General Urban and Suburban Lease Law) in effect in Costa Rica. Lessee will not be responsible for payment of any other obligation not specifically contemplated in this Agreement.

3.01 Term of the Lease

A. Initial Term. The term of occupancy of the Premises shall commence as of the Final Date of Delivery (as defined in Section 2.02-C hereof), ending ten years thereafter (the “Termination Date”); provided however, that if the Final Date of Delivery occurs on other than the first day of a calendar month, then the Termination Date shall be the last day of the calendar month in which the tenth anniversary of the Termination Date occurs.

B. The term of this Lease Agreement may be extended for two consecutive five year terms, provided that Lessee notifies in writing of its intention to extend the Term, at least six months prior to the Termination Date, or the termination of any extension thereof. If Lessee timely exercises its right to extend the term of this Lease Agreement, for either five year term, then the term of this Lease shall be extended for upon all of the same terms and conditions of the Lease in effect immediately preceding the commencement of such additional term, without the need for further act or deed by either party. The Rent payable by Lessee during each additional term shall be the same as during the initial term of this Lease, subject to the Annual Increases that have already taken place in accordance with Section 3.00.

3.02 Performance Bond, Security Deposit, and Guarantee of Compliance

A. Lessee shall, at the time of execution and delivery of this Lease, deliver to Lessor a deposit in the form of an irrevocable Letter of Credit from a bank reasonably acceptable to Lessor, (“Lessee’s Letter of Credit”), for a sum equal to one million four hundred and thirty nine thousand four hundred and seventy eight dollars (US$ 1,439,478.00) from a surety reasonably acceptable to Lessor, as penal sum in case of unjustified termination of this Agreement by Lessee. Besides the aforementioned, Lessee’s Letter of Credit shall secure Lessee’s payment obligations for the amount of such payment obligations, from the time of execution of the Lease until the Final Date of Delivery, when the Lessor shall receive payment from the Lessee of the first Rent as indicated in Section 3.00 above, and the security deposit and corporate guaranty, as indicated in Sections 3.02 B) and 3.02 C) below, or until Lessor or Lessee exercises its rights of termination according to the provisions of this Agreement, in case termination takes place prior to the Final Date of Delivery. If all or part of the Letter of Credit were used by the Lessor for any of the applicable events, the Lessee shall reinstate the Letter of Credit for the original amount of one million four hundred and thirty nine thousand four hundred and seventy eight dollars (US$ 1,439,478.00), when applicable, within the next ten (10) calendar days following notice of its use by the Lessor. Reinstatement obligation will not be exigible if termination of the agreement have occurred.

B. Upon the Final Date of Delivery, Lessee shall deliver to Lessor a security deposit (which may be in the form of a letter of credit, as hereinafter set forth) in the amount of four hundred and seventy eight thousand four hundred and twenty three dollar with sixty cents (US$ 478,423.60). Such deposit shall serve as security for compliance of the Lessee’s obligations under this Lease, and shall be kept by the Lessor as a security deposit for all the term of the Lease (the “Deposit”). The Lessee shall provide the Deposit in the form of an irrevocable Letter of Credit or Bond from a Costa Rican bank reasonably acceptable to Lessor, Lessor hereby agreeing that Banco Interfin is acceptable to Lessor.

Additionally, the Deposit shall serve as a guarantee to cover the payment of any other amounts due by the Lessee to the Lessor pursuant to the provisions of this Lease. The Lessor shall have the right, but not the obligation, after any Event of Default by Lessee, to use the Deposit to settle outstanding rent payments, and shall communicate the Lessee when it intends to do so, for information purposes only. If so directed by Lessee in writing, the Lessee authorizes the Lessor to use the Deposit to cover the expenses of obtaining construction permits for additional construction works requested by Lessee. If all or part of the Deposit were used by the Lessor for any of the aforementioned items, the Lessee shall have an obligation to reinstate the used amount within ten (10) calendar days following notice of its use by the Lessor, unless such use is made upon termination of the Lease, in which case the balance, if any, shall be returned to the Lessee within sixty (60) calendar days following the date on which this Lease is terminated, and prior verification that all utility bills payable by the Lessee have been fully paid. The Deposit shall not bear interest for the benefit of the Lessee

C. In addition to the Deposit, no later than five business days following the Final Date of Delivery of this Agreement the Lessee shall deliver to the Lessor a corporate guarantee issued by Lessee’s parent company, Cytyc Surgical Products, a California corporation, a copy of which is attached hereto as Exhibit Ten (the “Corporate Guarantee”). The Corporate Guarantee shall serve as a guarantee for the compliance of Lessee’s obligations under this Lease Agreement and shall remain valid from the date hereof until the Termination Date of this Agreement.

3.03 Lessor shall, at the time of execution and delivery of this Lease, deliver to Lessee a performance bond (“Lessor’s Performance Bond”), in form reasonably acceptable to Lessee, for a sum equal to one million four hundred and thirty nine thousand four hundred and seventy eight dollars (US$ 1,439,478.00) from a surety reasonably acceptable to Lessee, as penal sum, as established in this Contract. Lessor’s Performance Bond shall secure Lessor’s obligations and payment of any amounts due from Lessor to Lessee under this Lease from the time of execution of the Lease until the Final Date of Delivery. If the Lessor does not reimburse Lessee for the costs so incurred in case of Self-Help, pursuant to Section 2.05 A) above, within the term established in such Section, Lessee may seek compensation from the Lessor’s Performance Bond as established in this Section 3.03. However, in the latter case, if Lessor’s Performance Bond is not sufficient to cover such necessary amounts, Lessee may seek compensation from Lessor for any uncovered balance regarding such Self-Help, through the procedures established in provision 11.01 of this Lease Agreement. If all or part of the Performance Bond is used by the Lessee for any of the applicable occurrences, the Lessor shall have an obligation to reinstate the Performance Bond for the original amount of one million four hundred and thirty nine thousand four hundred and seventy eight dollars (US$ 1,439,478.00), when applicable, within the next ten (10) calendar days following notice of its use by the Lessee. Reinstatement obligation will not be exigible if termination of the agreement has occurred.

Section Four

Lessee’s Rights and Obligations

4.00 Restrictions of the Use of the Premises.

The Lessee shall not:

a)	Shall not use the Premises for purposes different than those authorized in this Lease without prior authorization of the Lessor, authorization which shall not be unreasonably withheld or delayed;

b)	Shall not carry out, within the Real Estate, any type of activity that produces disturbing noises, foul odors or disturbs the peace and quietness of other occupants of Coyol Free Zone or neighbors of the area where the Premises are located, the Lessee’s activities shall at all times comply with all local and national Legal Requirements;

c)	Accepts that the activities performed in the Premises shall not produce emanations of any kind which can adversely affect the environment or general health, at all times complying with local and national regulations;

d)	Shall not use the Premises for the storage of flammable or dangerous substances, materials or chemicals unless such substances, materials or chemicals are used in its manufacturing operations in which case it will take all necessary precautions to protect the Premises, the Park and its occupants for which it will be solely responsible. In these cases, the Lessee must communicate in writing such circumstance to Lessor, and include a list describing such items. A list of the hazardous materials which Lessee initially contemplates may be used in the Premises, is attached hereto as Exhibit Eleven hereto. The substances, materials, or chemicals should be properly stored in accordance with the applicable Legal Requirements.

e)	Shall not use the Premises for sports-booking or gambling activities, manufacture of arms or parts thereof, or tobacco products. These prohibitions will extend to any and all successors or assigns.

4.01 Park Regulations

Pursuant to the provisions of Sections 2.01B and 2.01C and Article 33 of Condominium Management Bylaws attached as Exhibit Three, the Lessee shall respect at all times Coyol Free Zone’s Internal Regulations, and Condominium Bylaws and resolutions, as amended or taken from time to time.

However, the Parties confirm that this Lease sets forth the express rights and obligations of the Parties with respect to the matters addressed herein and in case of any conflict between this Lease Agreement, and the Condominium Bylaws and or the Park Regulations, the terms of the Lease Agreement shall prevail, unless any amendment to Park Regulations is established by law. This provision will not apply in case of modifications to the Bylaws that have been agreed between the Lessor and Lessee or previously compensated to Lessee.

4.02 Repairs and improvements

The Lessor shall maintain, at its sole expense, the Premises, including but not limited to, the exterior structural elements, exterior pluvial, and sewage water systems. The Lessor shall cooperate with Lessee to enforce all such guarantees with respect to the Premises which will reduce the Lessee’s maintenance obligations, but shall not be obligated to maintain at its expense-the interior of the Premises in general, even if such maintenance could be considered as necessary because of the normal wear and tear of the Building. The Lessee shall bear the cost of any other repair such as broken glass, burnt light bulbs, gaskets and, generally, any service accessory or accessories incorporated to the Premises. Subject to Section 5.11, any damages or repairs caused or generated by the negligence or willful misconduct of Lessee or Lessee’s employees, officers and/or agents, visitors, or contractors, shall run at the Lessee’s expense, as well as all of the secondary elements added to the Premises by the Lessee. Notwithstanding the foregoing, the Lessee shall not, without the prior written consent of the Lessor, which shall not be unreasonably withheld or delayed, make changes or adjustments to the Premises, even if related to indoor or outdoor maintenance work, however it is not necessary to obtain prior consent from the Lessor to make indoor changes, adjustments or maintenance work whenever these do not affect the Premises’ structure. The Lessor shall respond to any request for approval of changes or adjustments to the Premises within ten (10) calendar days of its receipt of such request. If authorization is received, all improvements made by the Lessee to the Premises shall be for the benefit of the Lessor and shall remain as part of the Premises, without giving rise to the Lessee to request a deduction in the rent or an economic compensation for these upon termination of the term of the Lease, except that Lessee shall have the right to remove: (i) its trade fixtures and business equipment, and (ii) any other equipment installed by the Lessee in or about the Premises, whether or not affixed to the Building. If the Premises where to suffer, any damages from changes, adjustments or improvements done by the Lessee, or from the removal by Lessee of any such changes, adjustments or improvements, then the Lessee will have to repair any such damages immediately, at its sole cost and expense.

4.03 Responsibility for damages; Self-Help

A. Subject to Section 5.11: (i) the Lessee shall be liable for any and all damage or loss incurred into or suffered by the Premises, to the extent caused by or attributable to the negligence or willful misconduct of its employees, officers, agents, or-contractors; (ii) the Lessee shall be responsible for the damages caused, by any of the aforementioned, to common areas of the Park; and (iii) any form of damage caused by negligence or willful misconduct of the Lessee, or any of the aforementioned persons, shall be repaired by the Lessee, at its own expense, without the right to claim from the Lessor a reimbursement or cost deduction from the Rent.

B. Self-Help. Repairs required to be performed by either party shall be initiated within a term no greater than ten (10) calendar days after notice from the other party of the need for such repairs, except in case of emergency, whereby they should be initiated and completed as soon as reasonably possible thereafter. Except in emergency situations, prior to making any repairs required to be made by the Lessee for which the Lessor’s approval is required pursuant to Section 4.02, Lessee must obtain the approval (which approval shall not be unreasonably withheld, conditioned, or delayed) in writing of the Lessor with regards to quality and work to be performed. In such cases, the Lessor must answer within twenty-four hours following the receipt of a written communication from the Lessee. Should the Lessor not answer within the aforementioned time frame, the authorization will not be deemed granted, but the ten (10) calendar day period will not begin until the day after an affirmative response is rendered by the Lessor. If repair work required to be made by either party has not been commenced within such ten (10) calendar day time period, or is not thereafter diligently prosecuted to completion, the other party shall notify the defaulting party of said noncompliance and it shall provide to the defaulting party a cure period of ten calendar days (“Cure Period”) to initiate the repairs and/or to continue the diligent prosecution of such repairs. If the defaulting party does not initiate the repairs and/or continue the diligent prosecution of such repairs within the Cure Period, the non-defaulting party shall have the right to perform such repairs on behalf of the defaulting party, and: (i) if the defaulting party is the Lessee, the Lessor is fully authorized to deduct from the Deposit the necessary amount for repair, and (ii) if the defaulting party is the Lessor, the Lessee is fully authorized to deduct from the Rent the necessary amount for repair.

By virtue of this clause, but subject to Section 4.09, the Lessee’s liability is comprehensive and includes ail violations to the law in general, caused by Lessee’s activities or omissions in the Premises or its use, whether executed by its employees, officers, agents and/or contractors, including but not limited to civil, labor, environmental, health-related or any other kind of legal violation, even when these acts are not subjected to an economic compensation.

4.04 Force Majeure; Lessor Default.

A. Notwithstanding anything to the contrary in this Lease Agreement, neither party shall be liable to the other party for nonperformance or delay in performance of any of its obligations under this Lease (except Lessee’s obligation to pay rent) due to causes beyond its reasonable control and that directly affect either party’s capacity to comply with its obligations , including without limitation strikes, lockouts, labor troubles, acts of God, accidents, governmental restrictions, insurrections, riots, enemy act, war, civil commotion, fire, explosion, flood, windstorm, earthquake, natural disaster, or other casualty (“Force Majeure”). Upon the occurrence of a Force Majeure condition, the affected party shall immediately notify the other party with as much detail as possible and shall promptly inform the other party of any further developments. Such notification shall include an estimation of the delay that Force Majeure is going to cause and both parties shall agree on a new delivery date for the affected Target Date, unless Lessee decides to terminate the Lease according to Provision 2.05 of this agreement. Immediately after the Force Majeure event is removed or abates in accordance with article 43 of the “Ley General de Arrendamientos Urbanos y Suburbanos”, the affected party shall perform such obligations with all due speed. Neither party shall be deemed in default of this Agreement if a delay or other breach is caused by a Force Majeure event.

B. Lessee’s Remedies in the Event of Lessor Default.

(1) Rent Abatement. If the Premises, or any portion thereof, become untenantable by reason of Lessor Fault, as hereinafter defined, for a period of more than Abatement Period, as hereinafter defined, after Lessee gives Lessor written notice of such event, then Lessee’s obligation to Base Rent and other charges due under the Lease shall be equitably abated during such period of untenantability. The “Abatement Period” shall be defined as ten (10) business days, except that to the extent that Lessor is delayed in curing such condition by reason of such force majeure, the Abatement Period shall be extended by such delay up to a maximum of ten (10) additional business days.

(2) Termination. If the Premises, or any portion thereof, become untenantable by reason of Lessor Fault for a period of more than Termination Period, as hereinafter defined, in the event of Force Majeure, after Lessee gives Lessor written notice of such event, then Lessee shall have the right to terminate this Lease upon written notice to Lessor. The “Termination Period” shall be defined as ninety (90) days, except that to the extent that Lessor is delayed in curing such condition by reason of such Force Majeure, the Termination Period shall be extended by such delay up to a maximum of thirty (30) additional days.

(3) Lessor Fault. “Lessor Fault” shall be defined as: (i) any failure by Lessor to perform any maintenance or repairs which are required to be performed by Lessor hereunder, (ii) any breach by Lessor in its maintenance and repair obligations under this Lease, or (iii) the negligence or willful misconduct of Lessor, or Lessor’s agents, employees or contractors.

(4) The provisions of this Section 4.04B shall not apply in the event of untenantability caused by fire, other casualty or taking.

4.05 Subleasing and Assignment of Rights

A. Permitted Transfers. The Lessee shall have the right, without obtaining the Lessor’s consent, to sublease the Premises, or any portion thereof, and to assign its interest in this Lease, or the rights derived from it to any Affiliate, as hereinafter defined, and to any Permitted Successor, as hereinafter defined, provided that (i) the Lessee demonstrates the existing relationship with such Affiliate, to the Lessor; (ii) if the Lease is assigned pursuant to this Section 4.05A, the assignee accepts to be fully bound by this Lease with respect to any obligations of the Lessee arising from or after the date of such assignment; and (iii) the Lessor has been given previous written notice of the assignment with written evidence of the fulfillment of clause (i) and, if applicable clause (ii) of this sentence. An “Affiliate” shall be defined as any entity which controls, is controlled by, or is under common control with the Lessee. A “Permitted Successor” shall be defined as any entity which succeeds to the Lessee’s business by merger, consolidation, or other form of corporate reorganization, or by the transfer of all, or substantially all, of Lessee’s assets, provided that a Permitted Successor shall have a net worth immediately following the assignment of the Lease to such Permitted Successor which is at least as great as the net worth of the Lessee immediately preceding such assignment.

B. Lessor’s Consent Required. Otherwise, the Lessee may not sublease the Premises, or any portion thereof, nor fully or partially assign this Lease, nor the rights granted by it, without obtaining the Lessor’s prior written consent, which consent will not be unreasonably withheld, conditioned, or delayed.

C. Notice of Change in Ownership of Lessee’s Shares. The Lessee shall notify the Lessor if at any time during the term of this Lease, the shares of the Lessee are transferred by sale, assignment, bequest, inheritance, operation of law or other disposition so as to result in a change in the present control of said company by the person or persons now owning a majority of said shares or controlling the company. Any guarantees provided by a controlling entity of the Lessee shall remain in favor of the Lessor until the Termination Date of this Lease notwithstanding any change in control of the Lessee.

D. Lessee Not Released. No sublease or assignment shall release Lessee from any liability which it has to Lessor under this Lease.

E. Lessor’s Right to Assign its Interest. The Parties hereby agree, that the Lessor can freely assign totally or partially its rights under this Lease to any financing institution or any other third party; provided however, that: (i) no such assignment shall affect the Lessee’s rights under this Lease, (ii) the Lessee shall have no obligation to subordinate this Lease to the interests of any mortgage, deed of trust or collateral assignment to any assignee of Lessor, and (iii) prior to the Final Date of Delivery, the Lessor shall have no right to assign its interest in this Lease to any entity, other than as security for a loan providing funds for the performance of Lessor’s Work.

4.06 Obtainment of Permits

The Lessee shall be responsible for filing, processing and obtaining all those permits necessary for its operation, in addition to the performance of activities carried out within the Premises, such as, but not limited to, those permits and authorizations necessary for operating under a free zone status; provided however, that the Lessor shall be responsible, at the Lessor’s sole cost and expense, for obtaining all permits and approvals necessary for the performance of Lessor’s Work, including, without limitation, the permits and approvals listed on Exhibit Two hereto. In the event that the Lessee performs any renovations or improvements on the Premises, with the prior authorization of the Lessor, the Lessee shall assume the costs, exclusively, for the permits, authorizations and other necessary acts for execution of the renovations or improvements. The Lessor shall cooperate with the Lessee in the obtainment of the corresponding permits and authorizations whenever they cannot be obtained without its participation or assistance.

4.07 Signage

The Lessee shall not place, or allow the placement of signs or notices of any type, in any exterior area of the building or common areas of the Park, other than in the places clearly designated for such purpose by the Lessor. Moreover, the Lessee shall comply with the sign specifications included in the Condominium Bylaws or other applicable regulations or resolutions as Established in Exhibit 3 hereto.

4.08 Notice of accidents or circumstances that may generate liabilities to the Lessor

The Lessee shall be required to notify the Lessor of those circumstances or accidents happening within the Premises that may generate civil, criminal, or tortuous liability, either directly or indirectly, to the Lessor promptly after the Lessee becomes aware of such events. Notice to the Lessor shall not cause the Lessor to have or assume any liability whatsoever in addition to those expressly agreed to in this Lease or imposed by law.

4.09 Compliance with the law and applicable regulations

The Lessee shall comply with, at its own cost and expense, and execute, whenever the case, the provisions of any governmental regulations and Legal Requirements in effect applicable to the Premises and the activities that Lessee will perform or performs within the Premises, provided however, that the Lessor, shall be responsible for compliance with all Legal Requirements applicable to: (i) the initial Lessor’s Work, and (ii) common areas of the Park. In particular, but subject to Section 2.01C, Legal Requirements include the Law of the Free Zone Regime and its regulations, as well as the Customs laws and their regulations. The Lessee shall exclusively bear all expenses and liabilities resulting from the compliance or breach of any and all Legal Requirements applicable to Leesee according to this Agreement.

4.10 Prohibition to Obstruct Common Areas

The obstruction of common areas and circulation areas to be used by all Park Tenants and visitors, such as sidewalks, entrances, passageways, elevators, stairs, and lobbies of the Park with equipment, people, vehicles, machinery, raw materials or any goods or debris owned or created by the Lessee or its contractors, employees, agents, or visitors, or any person related to the Lessee is expressly prohibited. The Lessee must always supervise that common areas to be used by all Park Tenants and visitors, to be free from obstructions caused by any of the persons mentioned in this clause. Particularly, the parking of vehicles owned by the Lessee’s personnel or visitors in the main streets of the Park, is expressly prohibited. The Lessee accepts to pay a one hundred dollar (US$100.00) fine per incident for parking and/or obstruction violations of these provisions, plus the cost of the obstruction removal resulting from the non-compliance with this provision. The amount corresponding to the fine shall be charged with the Rent of the next month. Parking spaces and loading docks within the leased filial lots will not be considered common areas of the Park for the exclusive purposes of this Section.

4.11 Intentionally Omitted

4.12 Transfer of Heavy Material, Machinery, or Equipment

The Lessee may not move equipment, goods or heavy machinery in and outside the Building without the suitable means to avoid damaging the constructions and goods located in the Premises. Any damage resulting from the movement of the goods mentioned in this clause must be repaired by the Lessee pursuant to the terms established under Sections 4.02, and 4.03 of this Lease.

4.13 Insurance

The Lessee will keep and provide written copy to Lessor of an all risk insurance to protect the goods of its property or deposited inside the Premises and shall maintain the insurance policy at replacement values, the Lessor hereby agreeing that the Lessee shall have the right to self-insure in lieu of carrying third party insurance. Such insurance shall not have subrogation rights on the part of the insurers against the Lessor, in as much as this is acceptable to INS (Costa Rican Insurance Institute) or the corresponding insuring entity. The Lessor shall not cover the deductibles of the Lessee in case of loss. The Lessee hereby agrees to waive any claim which it has against the Lessor for damage to its property to the extent caused by a peril which could be insured against under the all risk policy which the Lessee is required to obtain (or to provide self-insurance, as the case may be), even if such damage is caused by the negligence of the Lessor, or its agents, employees or contractors.

4.14 Other commitments

The Lessee shall, (a) execute concurrently with this Lease a Service Agreement with the Lessor under the terms and conditions currently in effect, and (b) the Lessee shall remain as a free zone company for as long as it is in the Park, and the Free Trade Zone Law remains in force.

Section Five

Lessor’s Rights and Obligations

5.00 Acceptance by the Lessor of the Obligations Stated in this Lease

A. The Lessor, acknowledges, accepts and guarantees to the Lessee the compliance and fulfillment of all the covenants and obligations, which require its participation under the terms and conditions of this Lease.

B. Lessor Indemnity. Subject to Section 4.13, the Lessee will hold the Lessor and its assets harmless from any and all liability arising from or in connection with any obligation, loss, damage, penalty, tax liability, claim, lawsuit, expense or disbursement, including but not limited to legal fees and expenses resulting directly or indirectly from any breach of any of the provisions contained in this Lease, as well as injuries to persons or damage to property caused by the negligence or willful misconduct of the Lessee, or the Lessee’s agents, employees or contractors.

5.01 Right of Sale of the Leased Property and assignment of Lease.

Subject to Section 4.05E, the Lessor shall be empowered to sell or transfer the Premises and the Lessor’s rights under this Lease to a third party during the Term of the present Lease but after the Final Date of Delivery. As provided by law, the Lessor’s successors and assigns shall respect in an integral manner the clauses and provisions of the present Agreement. The Lessor-will give the Lessee notice of any such sale or transfer, for information purposes only.

5.02	Payment of Real Estate and Municipal Taxes

A. Lessor’s Obligations. The Lessor, its successor or assign shall be the only one liable for and pay all applicable national, municipal, and real estate taxes for the Premises and the Park and for any stamp or taxes due in connection with Lessee’s demise of the Premises. The Lessor shall indemnify, defend, and hold the Lessee harmless from and against all losses, costs or damages (including, without limitation, reasonable attorneys) arising in the event of any breach by the Lessor of its obligations under this Section 5.02A.

B. Lessee’s Obligations. The Lessee shall be the only one liable for and pay all applicable taxes related to the activities carried on the Premises, during the term of this Lease. The Lessee shall indemnify, defend, and hold the Lessor harmless from and against all losses, costs or damages (including, without limitation, reasonable attorneys) arising in the event of any breach by the Lessee of its obligations under this Section 5.02B.

C. Stamp Tax. Lessor shall, at the time of execution of this Lease, pay one hundred (100%) percent of the stamp tax assessed against this Lease to the appropriate tax collecting authority. Lessor shall provide to Lessee reasonable evidence of such payment at the time that Lessor execute and delivers this Lease. Lessee shall reimburse Lessor for fifty (50%) percent of stamp tax assessed against this Lease immediately at execution of this Agreement. The validity of any form of payment different than cash, will be subject to its approval and final credit in favor of the Lessor by the bank.

5.03	Inspection Rights and Confidentiality

A. The Lessor reserves the right, during normal business hours, to visit the Premises, provided that a twenty-four (24) hour advance notice to Lessee is given.

B. The Lessee has the right to appoint a representative of the Lessee to accompany the Lessor during any entry into the Premises by the Lessor. If the Lessee fails to appoint a representative before the inspection, or if at the time of the inspection, the representative appointed by the Lessee is not present, and a substitute was not indicated, the Lessor may at its sole discretion decide either to reschedule the inspection, or to continue with it, being that it is not a condition needed or an obligation, to have such representative present in order for the Lessor to perform their inspections.

C. Any inspections or entries into the Premises by the Lessor must be made by the Lessor, during Lessee’s working hours, through Lessor’s officers or third parties hired as agents to such effect with minimal interference to the Lessee and with minimal duration. Exceptionally, with twenty four (24) hours prior notice to Lessee, inspections and entries may be carried out off regular working hours.

D. The Lessor shall comply with Lessee’s security measures, health and safety requirements during any inspection or entry into the Premises by the Lessor. Lessee shall have the right to designate secure areas in the Premises which Lessor shall have no right to enter, except in an emergency or as indicated by Law.

E. Lessor agrees that, except in case of emergencies threatening injuries to persons or damage to property, Lessee may require the Lessor or any person entering the Premises under Lessor’s authority to execute a confidentiality agreement prior to its entry into the Premises to protect against the disclosure of Lessee’s proprietary information.

F. In exercising any right which Lessor has to enter the Premises, Lessor shall use reasonable efforts to minimize any interference with Lessee’s use of the Premises.

5.04	Ownership of the Goods Left in the Premises

Eight working days after termination date of this Lease for cause imputable or not to the Lessee, or in case of eviction for non-compliance, all goods owned by the Lessee found inside the Premises or in the common areas of the Park shall be considered abandoned by the Lessee. Therefore, the Lessor may take possession of the same and dispose of such goods as it may deem pertinent without any liability whatsoever. The Lessee hereby irrevocably waives any and all right to file claims or seek any compensation resulting from such circumstance.

5.05	Showing of Facilities

During the last six months prior to the termination of the term of this Lease or any extension, the Lessor shall have the right to show the Premises to persons interested in leasing or purchasing it. Visits to show the Premises must be scheduled by the Lessor within Lessee’s working hours, and shall only require a prior verbal communication to Lessee. The Lessee will appoint a representative to accompany the Lessor when showing Facilities in accordance to what is established in Section 5.03 above.

5.06	Lessor’s Entry Right to Repair Damages

Subject to Section 5.03, the Lessor, its employees, agents or contractors, shall have the right to enter the Premises in order to make repairs. Nevertheless, the Lessor must previously coordinate with the Lessee the time in which such repairs shall take place to allow in as much as possible, the least disruption to Lessee’s activities. The Lessee will appoint a representative to accompany the Lessor when making repairs in accordance to what is established in Section 5.03 above.

5.07	Release of liability in case of accidents

A. Except to the extent (but in any event subject to Section 4.13) caused by the negligence or willful misconduct of the Lessor, the Lessor shall not be liable for civil, criminal, labor, or any other type of responsibility for damages or losses arising from injuries or death to persons or damage to property suffered by the Lessee, its employees, agents, contractors, visitors or third parties. Notwithstanding the foregoing, in no event shall the Lessor be liable for business losses, motivated or as a consequence of accidents due to the Lessee’s responsibility, fraud or fault, as well as due to force majeure, during the effective term of this Lease and its possible extensions. The Lessee releases the Lessor from any and all liability for all accidents resulting from electricity, flood, gas or any other phenomena resulting or not from the Premises usage, unless such were caused by the negligence or willful misconduct of the Lessor.

B. Lessee’s Indemnity. Subject to Section 4.13, the Lessee shall indemnify, defend, protect and hold harmless the Lessor from all damages, liabilities, claims, judgments, actions, attorneys’ fees, consultants’ fees, costs and expenses arising from injuries to persons or damage to property to the extent caused by the negligence or willful misconduct of the Lessee or its agents, contractors, employees.

C. No Consequential Damages. There shall be no liability under this Lease against the Lessor or the Lessee for consequential damages, including but not limited to loss of profits. If for any reason a court of law or arbitral panel finds against the Lessor or the Lessee making them liable for any such loses the other party hereby expressly and irrevocably waives the right to collect on any such losses.

5.08 Release of liability in case of robbery or theft in the Premises or in the Park. The Lessee discharges the Lessor from any responsibility and liability for robbery or theft in the Premises or the Park, unless the same was caused by negligence or imprudence, as defined under the Civil Code of the Republic of Costa Rica, on the part of the Lessor or the security company hired by the Lessor. In this last case the Lessee will claim against the security company and only if it cannot collect from such company will it have action against the Lessor.

5.9 Non waiver of rights. The fact that the Lessor does not enforce once or more times compliance of one or more of the terms and conditions herein established, may not be considered as a waiver to the rights and actions established under this Lease or granted by law.

5.10 Breach on the part of the Lessee. If the Lessee defaults in making the timely payment in full of any Rent or other payment due from the Lessee to the Lessor under the Lease, and if the Lessee fails to cure such default within ten (10) calendar days after it receives written notice from the Lessor of such default, or if there shall be another Event of Default by the Lessee under Section 9.01, the Lessor shall have the right to give written notice to the Lessee rescinding the Lease and to commence and an eviction. If the Lessor exercises its right to terminate the Lease based upon the default of the Lessee, in which case the Lessee must pay the damages and prejudices it might have caused, as more particularly set forth in Section 9, and the cost of all eventual judicial or arbitral actions subject to applicable law. The Lessee will receive a written notice from the Lessor before the Lessor initiates eviction process.

5.11 Insurance and Waiver of Subrogation

The Lessor shall, throughout the term of the Lease, maintain All Risk insurance on the Building, that includes coverage against earthquake, fire, and any other damage resulting from nature to protect the Premises and other related civil works. The Lessor shall maintain their insurance at replacement values. Such insurance shall not have subrogation rights on the part of the insurers against the Lessee, or any permitted subtenant of the Lessee, in as much as this is acceptable to INS (Costa Rican Insurance Institute) or the corresponding insuring entity. The Lessee shall not be required to cover the deductibles of the Lessor, in case of loss. The Lessor hereby agrees to waive any claim which it has against the Lessee or any permitted subtenant of the Lessee for damage to its property to the extent caused by a peril which could be insured against under the all risk policy which the Lessor is required to obtain, even if such damage is caused by the negligence of the Lessee, any permitted subtenant of the Lessee, or their respective agents, employees or contractors.

Section Six

Fire and Other casualties

6.00 Fire and Other casualties

A. Lessee’s Termination Rights. In case of damage to the Premises due to fire or other casualties, if (i) in the opinion of Lessor’s architect reasonably exercised, damage to the Damaged Property cannot be repaired within ninety (90) calendar days from the date of the damage, or (ii) The Lessor commences and proceeds with due diligence but fails to complete the repair of the Damaged Property within the one hundred and twenty (120) calendar day period, the Lessee can either: (i) complete the work and deduct the cost thereof from the Rent and additional costs due and to become due under this Lease; or, (ii) terminate this Lease by providing written notice to the Lessor, with no further liabilities and effective as of the date set forth in such notice, in which case such date shall be considered the termination date of this Lease Agreement.

B. Lessor’s Obligation to Restore. If Lessee does not exercise its right to terminate the Lease pursuant to Section 6.00A in the event of any damage to the Premises caused by a casualty, then the Lessor shall, at no cost to the Lessee, promptly restore and repair such damage.

C. Abatement of Rent. In the event that the Premises are damaged by fire, other casualty, or Force Majeure, a proportion of the Rent and other charges herein reserved shall be equitably suspended and abated, according to the extent that such event shall interfere with the full enjoyment and use of the Premises, from the date of commencement of such fire, other casualty or Force Majeure event until such condition is completely eliminated.

Section Seven

Environmental matters

7.00 Environmental matters. Definitions

a) The words “Environmental Law” shall mean and include the existing Law and by laws of Costa Rican governmental authorities applicable to the environment.

b) The words “Hazardous Materials” shall mean-any material or substance which is defined or becomes defined as “hazardous substance, “hazardous waste”, “toxic substance,” “infectious waste,” “chemical mixture or substance,” or “air pollutant” under the Environmental Law;

The Lessor represents and warrants to the Lessee that the Premises are, on the Execution Date, and will be on the Final Date of Delivery and during the Term of the Lease, in compliance with all Environmental Laws and that there are no Hazardous Materials at, on or under the Premises.

Both parties agree that the provisions of this Section 7 shall not apply to the use or storage within the Premises or any adjacent building of normal quantities of Hazardous Materials customarily and lawfully used and stored.

Section Eight

Expansion option

8.00 Lease Expansion Option

The Lessor hereby grants to the Lessee a lease option (the “Lease Option”), for the expansion of the Premises, by leasing an adjacent piece of property as specifically identified in Exhibit Thirteen hereto (the “Optioned Real Estate”) with a building and other agreed improvements (“Expansion Premises”) similar to the Lessor’s Premises Work. In order to execute the Lease Expansion Option, the Expansion Premises will have to comply with similar requirements to those established in Exhibit Thirteen hereto. However, the Lessee will be able to request a modification in the specifications of the construction. In this case, the monthly rent for these Expansion Premises will be increased or decreased according to the modifications introduced to Expansion Premises construction specifications, as set forth in Section 8.02. The expansion will be carried out by constructing the improvements on the Optioned Real Estate. If Lessee decides to exercise such Lease Option, the Optioned Real Estate could be developed, in one or two phases, at Lessees’ sole discretion and, under the characteristics agreed by both parties in writing, with the constructive areas described as follows: Expansion Phase One: 9,333.32 square meters (100,463 square feet) and Expansion Option Phase Two: 8,959.99 square meters (96,445 square feet), for the permitted uses contemplated in this Lease Agreement, located in Filial Property Number 23, as described in Exhibit Thirteen. The Optioned Real Estate has a total area of thirty two thousand five hundred and eighty three meters and sixty two centimeters (32,583.62 m2), and fully described in Exhibit Thirteen.

8.01 Exercise of the Lease Expansion Option.

The Lessee may exercise the Lease Expansion Option, at any moment during the first three years from the Effective Date of the Lease Agreement (hereinafter the “Lease Expansion Option Term”) for Phase One and during the first five years from the Effective Date, for Phase Two, provided Phase One Expansion Option is exercised within the three year term indicated herein. Within the Lease Expansion Option Term, the Lessee shall notify the Lessor in writing, its intention to exercise the Lease Option.

The Lessor shall deliver the Optioned Real Estate, according to the Lessee’s notification, and to a schedule to be proposed to Lessee by Lessor, and approved by Lessee, after the notification date (Date of Delivery of the Optioned Real Estate).

Following the notification of the exercise of the Lease Expansion Option, the Lessee shall lease the Optioned Real State for a period of not less than five years.

8.02 Rent and Lease Agreement provisions.

In case the Lessee exercises the Lease Expansion Option during the Lease Expansion Option Term, the monthly rent to be paid for the additional facilities upon delivery of the Optioned Real State, will be calculated by mutual agreement between the parties and proportionally to the price of the original premises (considering new design requirements as requested by Lessee, which could be more or less expensive than original premises)

All other terms, conditions and contractual provisions of the original Lease (including, without limitation, the Lessee’s extension options) will be applicable to the additional facilities, unless otherwise agreed to by the parties in writing. The Rent for the new building shall be due upon delivery of the Expansion Premises, and the acceptance by the Lessee, of the new facilities, under the same rules, terms and conditions agreed to for the original Premises.

8.03 Delays and Lessee’s Right of Access.

Any delays attributable to the Lessor on its delivery of the Optioned Real Estate and the Lessee’s right of access to the Optioned Real Estate, shall be ruled according to the applicable terms, conditions and stipulations stated under Section Two herein.

8.04. Service Agreement

In case the Lessee exercises the Lease Option, it shall enter into a service agreement with the Lessor under the same terms and conditions of the service agreement in effect at the date of the execution of the new Service Agreement.

8.05. Parking Space.

The Optioned Real Estate shall include parking spaces, as per allowance, located next to the Building, and within the Optioned Real Estate. These parking spaces shall correspond to a ratio of three (3) spaces per each hundred (100) rentable square meters of office space. Same terms and conditions contained in Section 2.00 shall apply to the parking spaces assigned to the Optioned Real Estate and to the Additional Parking Spaces for the Optioned Real Estate.

Section Nine

Termination of the Lease

9.00 Moment of Termination

The Lessee shall remain liable and bound to pay Rent, as well as any and all other monetary obligations, and to comply with any and all terms and conditions of this Lease, until it has returned possession of the Premises to the Lessor, even if it has previously vacated the same. Return of possession will be deemed to occur when the Lessee returns all keys to the Premises and/or other parts of the Park if applicable.

9.01 Events of default and termination of Lease by the Lessor.

Each of the following shall be defined as “Events of Default by the Lessee”: (i) if the Lessee fails timely to pay Rent or any other payment due from the Lessee to the Lessor under the Lease, or the breach of Lessee to it is obligations established under sections 4.0 e), and 4.14, and the Lessee fails to cure such default on or before the date ten (10) calendar days after the Lessee receives written notice from the Lessor of such default (“Cure Period”), and (ii) if the Lessee fails to comply with any other material obligations provided in this Lease, not specifically referred to in the foregoing paragraph, and fails to cure such default on or before the date thirty (30) calendar days after the Lessee receives written notice from the Lessor of such default, or such longer period of time as the Lessee reasonably requires to cure such default, provided that the Lessee commences to cure such default within such thirty (30) day period and thereafter diligently prosecutes such cure to completion (“Cure Period”). So long as there is an uncured Event of Default by the Lessee, the Lessor will be entitled to terminate this Lease by giving a written termination notice to the Lessee, and the Lessor will have the right to be indemnified in accordance with Section 9.02.

9.02 Advanced Termination by Lessee

If prior to the delivery of the Premises, or at any time prior to the termination of the agreed term of this Lease, the Lessee wishes to terminate the Lease, Lessee must provide three months advance written notice to the Lessor of the early termination date. If either: (i) the Lessee exercises this early termination right pursuant to this Section 9.02, or (ii) the Lessor terminates the Lease based upon an Event of Default by the Lessee in accordance with Section 9.02, then, as compensation for the early termination of the Lease, Lessee shall be responsible for all Rent and other charges payable under the Lease through the early termination date, and the Lessee shall pay Liquidated Damages, as hereinafter defined, to the Lessor:

a) If the early termination date occurs before the third anniversary of the Final Date of Delivery, then “Liquidated Damages” shall be defined as an amount equal to the Rent which otherwise would have been payable by the Lessee for the outstanding months, until the fulfillment of the total of monthly fees owed to complete a term of three years.

b) If the early termination date occurs on or after the third anniversary of the Final Date of Delivery, but prior to the fifth anniversary of the Final Date of Delivery, then “Liquidated Damages” shall be defined as an amount equal to the Rent which otherwise would have been payable by the Lessee for the outstanding months, until the fulfillment of the total of monthly fees owed to complete a term of eight additional months after the date of termination.

c) If the early termination date occurs on or after the fifth anniversary of the Final Date of Delivery, then “Liquidated Damages” shall be defined as an amount equal to the Rent which otherwise would have been payable by the Lessee for the outstanding months, until fulfillment of the total of monthly fees owed to complete a term of six additional months after the date of termination.

Lessor shall have the right to apply the Security Deposit against any amounts due from the Lessee to the Lessor, including any Liquidated Damages payable to the Lessee to the Lessor. The Lessee acknowledges and accepts that the Premises where built at the request and under the specifications of the Lessee and therefore may be difficult to lease for the remaining term if the Lease is terminated before the end of its Term and therefore the Lessee has freely agreed to enter into the obligation to indemnify established under this Section 9.02 in order to induce the Lessor into this Lease being this obligation on the part of Lessee and essential condition of this Lease. However, if Lessee finds a new tenant for the Premises, acceptable by Lessor, and willing to assume all obligations and responsibilities of the present Agreement, such new tenant will become the Lessee by means of an amendment to the present agreement to be subscribed in writing by all parties, and the old tenant will only have to compensate for the term in which the Premises will be empty.

Section Ten

Purchase Option

10.00 Purchase Option

Lessee shall have the option (the “Purchase Option”) to purchase the Premises from Lessor, provided that (a) this Lease shall not have been previously terminated, (b) no Event of Default shall have occurred and be continuing, and (c) Lessee or Lessee’s assignee is then using and occupying the entire Premises in accordance with the provisions of Section 2.01 hereof, (i) on the date Lessee gives Lessor written notice (the “Purchase Notice”) of Lessee’s irrevocable election to exercise the Purchase Option, and (ii) on the date of Closing under the Purchase Option. The Purchase Option shall be exercisable by Lessee delivering the Purchase Notice to Lessor no earlier than the fifth anniversary of the Lease Agreement and no later than six months immediately following the fifth anniversary of the Lease Agreement (it being agreed and understood that Lessee only has the right to exercise the Purchase Option in the aforementioned time frame and after such time the Purchase Option shall be null and void). Time is of the essence with respect to the giving of the Purchase Notice. Anything to the contrary contained in this Lease, no assignee of this Lease shall have any right to exercise the Purchase Option.

10.01 Additional Rights

If additional parking spaces are required by the Lessee after the purchase of the Premises, the Lessor, subject to availability, shall assign such additional spaces in areas within the Park, or at a satellite parking area serviced by a shuttle bus. The parking spaces shall be assigned in an area to be defined by the Lessor. Additional external parking shall be rented at a rental fee quoted by Lessor, and equal to the current rental fee charged by the Lessor to other tenants and third parties in the Park. The provisions of Section 2.00B of this Lease shall apply to such Premises purchased by Lessee.

10.02 Price

If Lessee exercises the Purchase Option, the purchase price for the Premises shall be equal to the Fair Market Value. As used herein, “Fair Market Value” shall mean the fair market value of the Premises as of the date the Purchase Option is exercised, taking into account all relevant factors, but assuming that (i) the Premises are not encumbered by any leases, licenses or other occupancy agreements, including, without limitation, the Lease, (ii) the Premises are free and clear of any mortgages, liens or encumbrances adversely affecting the value or marketability of the Premises, (iii) the condition of the Improvements shall be deemed equal to the greater of the then-existing condition of the Improvements and the condition to which Lessee is required to maintain the Improvements under the Lease (provided, however, that if Lessee shall have exercised its purchase option after an event of casualty and prior to full restoration of the Improvements, the condition of the Improvements shall be deemed equal to the greater of the condition of the Improvements immediately prior to such event of casualty and the condition to which Lessee is required to maintain the Improvements under the Lease), (iv) other arms-length buyers are available to purchase the Premises or other similar related premises at this and other related Free Zone Parks, and (iv) the Premises may be used for the greater of Lessee’s manner of use and the highest manner of use then permitted under applicable law with respect to the Premises.

For purposes of determining the Fair Market Value, the following procedure shall apply:

(1) Lessor and Lessee shall jointly select an independent real estate appraiser {the “Appraiser”) incorporated to the Engineers and Architects Board, whose fee shall be borne equally by Lessor and Lessee. In the event that Lessor and Lessee shall be unable to jointly agree on the designation of the Appraiser within ten (10) days after they are requested to do so by either party, then the parties agree to allow the Engineers and Architects Arbitration Board, to designate the Appraiser in accordance with the rules, regulations and/or procedures then utilized by the Engineers and Architects Arbitration Board.

(2) The Appraiser shall conduct such hearings and investigations as he or she may deem appropriate and shall, within thirty (30) days after the date of designation of the Appraiser, determine the Fair Market Value, and such choice by the Appraiser shall be conclusive and binding upon Lessor and Lessee. Fair Market Value shall include an Appraisal not only of the Premises, but also their ability to create revenue under the Lease, but will not consider the constructions and improvements introduced in the Premises by the Lessee, and at the expense of the Lessee.

Each party shall pay its own counsel fees and expenses, if any, in connection with any arbitration under this Article. The Appraiser appointed pursuant to this Article shall be an independent real estate appraiser with at least ten (10) years’ experience in the acquisition, disposition and valuation of properties which are similar in character to the Premises, and a member of the Engineers and Architects Arbitration Board. The Appraiser shall not have the power to add to, modify or change any of the provisions of this Lease.

(3) It is expressly understood that any determination of the Fair Market Value pursuant to this Article shall be based on the criteria set forth in the definition of “Fair Market Value” above.

After a determination has been made of the Fair Market Value, the parties shall execute and deliver to each other an instrument acknowledging the Fair Market Value.

10.03 Exercise of Option by the Lessee

The closing date for the purchase and sale of the Premises pursuant to the Purchase Option shall be the date which is thirty (30) days after the final determination of the Fair Market Value, as to which date time shall be of the essence with respect to Lessee’s obligation to close. At closing, Lessor shall transfer fee simple title to the Premises to Lessee, in their “as-is, where-is” condition and without any representation or warranty regarding the Premises, in exchange for payment of a purchase price in the amount of the Fair Market Value, as finally determined pursuant to the terms of this Lease. At closing, the parties shall execute such documents, instruments, resolutions and other material as may be necessary to effect the transfer of title as contemplated hereunder and reasonably requested by the other party.

10.04 Liens or Encumbrances and Annotations of Entry

The Premises shall be transferred free of any mortgages and annotations of entry and with no liens or limitations different than those currently showing today in the Public Registry’s records but with those inherent to the condominium, In addition the Premises shall be transferred with all land taxes up to date as of the time of transfer, any prepaid taxes will be prorated. If there were any liens annotated or recorded at the time of execution of the transfer deed seller may concurrently with such execution commit funds from the sale price to payoff any such liens.

10.05 Payment of Legal Fees and Transfer Expenses

The Lessor and the Lessee will share equally all related costs, taxes and fees of the exercise of the Purchase Option, including the preparation cost of the public transfer deed for the Premises, as well as the recordation costs including, but no limited to, transfer stamps, costs, taxes, and the land transfer tax, and any other related taxes, fees or costs required. Upon the purchase of the Premises, and once the Lessor has verified and covered any outstanding balances owed to Lessor related to the use of the Premises during the Lease Agreement, the Deposit shall be returned to Lessee. The Lessee will be the only one responsible for payment of all legal fees owed to the Public Notary for the transfer. In the event of the exercise of the Purchase Option, Lessor will have to return to the Lessee Security Deposit, to the amounts applicable.

10.06 Earnest Money Deposit

The validity and legal effect of the Purchase Option granted to the Lessee is neither subject nor conditioned to an earnest money deposit which will not be necessary.

10.07 Protective Covenants Acceptance

Should the Lessee exercise the Purchase Option, and therefore purchase the Premises from the Lessor, the Lessee accepts, commits itself and guaranties that it will continue to bind itself, respect, comply and execute all of the obligations, conditions, terms, requisites and requirements contained in Zona Franca Coyol’s Bylaws and Regulations as described in Exhibit Three hereto and Section 4.01 and any and all applicable Legal Requirements.

Lessee also accepts, commits itself and guaranties that in case of purchase of the property, the Service Agreement included as Exhibit Nine hereto will continue to have full binding legal effect between all subscribing parties. If the Service Agreement expires, the Lessee will have to renew or subscribe a new Service Agreement with the Developer under the terms and conditions currently in effect. However, the Condominium maintenance fees will be deducted from the price of Services Agreement after execution of Purchase Option.

Section Eleven

Miscellaneous Provisions

11.00 Communications and Notices

Any and all notices required under this Lease, shall be made in writing and delivered by personal delivery or any other way in which the remission and reception date are irrefutably recorded, and sent to the following addresses during office hours. Notices shall be deemed delivered on reception date.

a) To the Lessor:	At the administrative offices of Zona Franca Coyol, located at Coyol de Alajuela, in Zona franca Coyol to the attention of manager: Carlos Wong. Fax number (506)209-5960. With a fax copy to Lex Counsel, attention Erika Gómez, at Fax number (506) 201-0412 and the Law Offices of Fernando Vargas Cullel at Fax number (506) 201-8850 with a noticeable big print label reading: URGENT CONTRACT NOTICE.

b) To the Lessee:	At Soley, Saborio, Fallas & Asociados, Fax: 290-7221. Attention: Emilia Saborio Pozuelo. With copy to: Michael Carenzo, Fax: (508)263-2959

Notice addresses can be changed by giving notice to al! other Parties as per this section, but the new notice address will only be effective fifteen working days after the last party has received notice of the address change.

For all legal purposes the above addresses will be considered the contractual domicile of each of the parties.

11.01 Governing Law and Dispute Resolution

This Lease and all matters pertaining to it shall be interpreted and governed by the laws of the Republic of Costa Rica and in particular by the General Urban and Suburban Lease Law in effect in Costa Rica.

According to the Law “Ley sobre Resolución Alterna de Conflictos y Promoción de la Paz Social” No. 7727, approved on December 4th., 1998 and published on January 14th, 1998 in the Official Newspaper “La Gaceta” , particularly but not limited to article 22, it is accepted by the Parties that this Lease shall be interpreted and governed by the laws of the Republic of Costa Rica.

Any and all dispute or claim (the “Dispute”) with respect to the interpretation, validity, construction, application or enforceability of this Lease or arising out of or in relation to this Lease, the breach thereof or its subject matter with the exception of payment of rent matters and eviction for lack of payment of rent, and directly related matters, shall be initially resolved by the Parties in good faith within 30 calendar days (the “Initial Period”) from the day of notice by any of the Parties to the other Party as to the existence of a dispute or claim.

If the Parties are unable to settle the Dispute within the Initial Period, the Dispute shall be finally and irrevocably resolved by arbitration (with the exceptions stated in the preceding paragraph which are expressly excepted from arbitration) in Costa Rica by a three member arbitral panel which arbiters shall be appointed one by each Lessor and Lessee and the third who will preside by the first two appointed arbiters. The appointment will take place in accordance with law 7727, CICA will be the appointing center if one or both corresponding arbiters are not appointed in time by Lessor or Lessee. The procedural and other applicable rules for the proceedings, with the exception of the appointment of the arbiters, will be those of the International Center for Conciliation and Arbitration (CICA) of the Costa Rican American Chamber of Commerce (Amcham). Proceedings when needed will take place in the CICA offices in San José, Costa Rica and will be held in Spanish unless at the time of arbitration the law allows for the proceedings to be held in English in which case English will be the language of the arbitration. The panel shall decide which party is liable for payment of all costs, expenses and fees related to the arbitration.

Arbitration panel findings will be immediately enforceable not withstanding the fact that they may have been subject to nullity revision by the Supreme Court, in which case if finally annulled or reversed and a new arbitration does not find in favor of the enforcing party, direct damages if any may be collected from the enforcing party.

11.02 Amendments to the Lease

Any and all modifications or amendments to the Lease must be made previously, expressly and in writing and signed by all concerned Parties. This section shall be of strict application for all matters related with the rent and its payment; therefore, no modification or amendment may be alleged made, unless procedure established in this subsection 11.02 is strictly followed.

Tax Valuation

This Lease is estimated to have a public valuation for stamp purposes of fourteen million three hundred and fifty two thousand seven hundred and eight dollars, legal tender of the United States of America.

Public Recordation

Subsequent to execution, any party may at its sole discretion and expense, register this Lease and the Exhibits thereto in the National Public Registry of Costa Rica.

11.05 Vested Rights

The Lessee recognizes that this Agreement shall not create any right of use or other intangible right, by virtue of which the eventual increase in the commercial value of the real estate shall be recognized for its use or occupation, and that in case such rights ever arise in accordance with any applicable legal regulation or commercial practice, Lessee hereby irrevocably assigns any and all such rights, either current or future, to the Lessor for the amount of one dollar, legal tender of the United States of America. The Lessee recognizes that this provision is essential on the part of Lessor to enter into this Lease.

11.06 Headings

The titles used as headings for each section and subsection of this Lease are there only for convenience and shall not be considered or used as part of the text thereof for any reason including but not limited to the interpretation of its contents.

11.07 Incorporation of Exhibits

The Exhibits identified in this Lease are hereby fully and legally incorporated by reference into the Lease and made a part hereof for all legal purposes and effects.

11.08 Survival

All representations and indemnities contained in any and all sections and subsections of this Lease shall survive the expiration or termination of this Lease with respect to acts or events occurring or alleged to occur during the term of this Lease and are expressly made for the benefit of, and shall be enforceable by any or all of the Parties.

11.09 Severability

If one or more of the provisions of this Lease is declared to contravene or be invalid under the laws of the country, province, municipal, state or jurisdiction where it is applied, such contravention or invalidity shall not invalidate the Lease or any other portions thereof and the remainder of this Lease or the application thereof to other persons or circumstances shall not be affected thereby.

The Parties hereto authorize Carlos Wong, Carlos Wong Zuniga, personal identity card number one-six six four-nine eight nine, on behalf of Zona Franca Coyol S.A. and Edgar Villalobos, personal identity card number one — five hundred sixteen-nine hundred thirty eight, on behalf of Cytyc Surgical Products Costa Rica S.A., to initialize the Exhibits to this Agreement.

11.10 Counterparts

This Agreement may be executed in counterparts, each of which when executed and delivered shall be deemed an original. Such counterparts shall together (as well as separately) constitute one and the same instrument. IN WITNESS WHEREOF, the Parties hereto have executed this Lessee as of the date first above written.

/s/ Zona Franca Coyol, S.A.
By/ Zona Franca Coyol, S.A. Lessor

/s/ Cytyc Surgical Products de Costa Rica S.A.
By/ Cytyc Surgical Products de Costa Rica S.A. Lessee

Exhibits

Exhibit One	Premises Description

Exhibit Two	Permits and Approvals to Be Obtained by Lessor

Exhibit Three	Proposed Condominium Regulations

Exhibit Four	Proposed Free Trade Zone Regulations

Exhibit Five	List of Plans and Specifications Describing Lessor’s Premises Work

Exhibit Six	List and Plans and Specifications for Park Infrastructure and Common Areas.

Exhibit Seven	Definition of Milestones

Exhibit Eight	Sewage Plant Usage Regulations

Exhibit Nine	Service Agreement

Exhibit Ten California	Form of Guaranty from Cytyc Surgical Products, a corporation

Exhibit Eleven Lessee	Hazardous Materials Contemplated to be Used by

Exhibit Twelve	Confidentiality Agreement

Exhibit Thirteen	Optioned Real Estate Description and Blue Prints